Exhibit 4.3

                           FORM OF CLASS "D" WARRANT CERTIFICATE

                               REDEEMABLE SERIES "D" WARRANT
                        WARRANT TO PURCHASE SHARES OF COMMON STOCK
                              ADVANCED WIRELESS SYSTEMS, INC.

----------                                                         ----------
WARRANT NUMBER                                             NUMBER OF WARRANTS

This certifies that, for value received, ------------------------------------
the registered holder hereof its assigns (the "Warrant Holder") is entitled to purchase from Advanced Wireless Systems, Inc., and Alabama corporation (the "Company") at any time commencing after June 26, 2000 and for a period of one year thereafter at the purchase price of $2.00 per share for the first 365 days after issue, and at the purchase price of $2.50 the next 90 days and at a purchase price of $3.00 for the remaining life of the warrants (the "Warrant Price"), the number of shares of Common Stock, $.01 par value, of the Company set forth above.

          The Warrant may be exercised in whole or in part on before 5:00 P.M., Mobile, Alabama time, one year from June 26, 2000 by presentation of this Warrant with the Purchase Form duly executed, and simultaneous payment of the Warrant price (subject to adjustment) at the principal office of Vista Transfer, Inc. 221-C East Matilija Street, Ojai, California 93023. Payment of such price shall be made at the option of the Warrant Holder in cash or by certified funds.

          This Warrant evidences the right to purchase shares of Common Stock $.01 par value, of the Company and is issued under and in accordance with an Agreement (the "Agreement"), between the Company and Vista Transfer, Inc., and is subject to the terms and provisions contained in the Agreement, to all of which the Warrant Holder of this Warrant by acceptance hereof consents. The Company may redeem and treat the person whose name this Warrant, or any Warrants issued pursuant to the terms hereof, appears on its books as the true and lawful owner hereof or thereof for all purposes, any claims of any other person to the contrary notwithstanding.

          Upon any partial exercise of this Warrant, there shall be signed and issued to the Warrant Holder hereof, a new Warrant in respect to the Shares as to which this Warrant shall not have been exercised. This Warrant may be exchanged at the office of Vista Transfer by surrender of this Warrant, properly endorsed, for one or more new Warrant to purchase the same aggregate number of shares represented by the Warrants exchanged. No fractional shares will be issued hereunder, but th Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. This Warrant is transferable at the office of the Transfer Agent (Vista Transfer, Inc.) In the manner and subject to the limitations set forth in the Agreement.

                                                      Dated:
                                                            -----------------

------------------------          (SEAL)              -----------------------
               Secretary                                            President

Vista Transfer, Inc.  221-C East Matilja Street, Ojai, CA 93023

                         Countersigned and Registered-----------------------
                         Countersigned Transfer Agent - Authorized Signature

     1)  Term.  This warranty may be exercised, as set forth in
Section 3, at any time from June 26, 2000 until 5:00 p.m. PDT June 26, 2003. (the "Exercise Period") and if this is not a Business Day (defined as a Saturday, Sunday or any other day which banks are authorized by law to remain closed), at or before 5:00 p.m. PDT on the next following Business Day.

     2) Purchase Price. The purchase price for each share of the Corporation's common stock purchasable hereunder shall be ($2.00) per Warrant Share for the first Three Hundred Sixty-Five (365) days after issue, and at the purchase price of ($2.50) per Warrant Share the next Ninety (90) days after issue, and at the purchase price of ($3.00) or the remaining life of the Warrants (subject to adjustments as provided herein).

     3) Exercise of Warrant. This Warrant may be exercised in whole or in part, but not for less than One Hundred (100) Warrant Shares (or such lesser number of Warrant Shares as may at the time of exercise constitute the maximum number exercisable) and in excess of 100 Warrant Shares in increments of 100 Warrant Shares. It is exercisable, subject to the satisfaction of applicable securities laws, at any time during the Exercise Period by the surrender of the Warrant to the Corporation at its principal office together with the Form of Exercise included herein duly completed and executed on behalf of the Holder, accompanied by payment in full of the amount of the aggregate Exercise Price of the Warrant Shares in immediately available funds.

     4) Fractional Interest. The Corporation shall not be required to issue any fractional shares on the exercise of this Warrant.

     5) Warrant Confers No Rights of Shareholder. The Holder shall not have any rights as a Shareholder of the Corporation with regard to the Warrant Shares prior to actual exercise resulting in the purchase of the Warrant Shares.

     6) Reservation of Shares. The Corporation agrees at all times during the Exercise Period to have authorized and reserved, for the exclusive purpose of issuance and delivery upon exercise of this Warrant, a sufficient number of shares of its common stock to provide for the exercise of the rights represented hereby.

     7) Adjustment for Re-Classification of Capital Stock. If the Corporation at any time during the Exercise Period shall, by subdivision, combination or re-classification of securities, change any of the securities to which purchase rights under this Warranty exist under the same or different number of securities of any class or classes, this Warrant shall thereafter entitle the Holder to acquire such number and kind of securities as would have been issuable as a result of such change with respect to the Warrant Shares immediately prior to such subdivision, combination, or re-classification. If shares of the Corporation's common stock are subdivided into a greater number of shares of common stock, the purchase price for the Warrant Shares upon exercise of this Warrant shall be proportionately reduced and the Warrant Shares shall be proportionately increases; and conversely, if shares of the Corporation's common stock are combined into a smaller number of common stock shares, the price shall be proportionately increased, and the Warrant Shares shall be proportionately decreased.

     8) Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or stock certificate, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Corporation of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Corporation will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of this Warrant or stock certificate.

     9) Assignment. With respect to any offer, sale, or other disposition of this Warrant or any underlying securities, the Holder will give written notice to the Corporation prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel (if so requested by the Corporation), to the effect that such offer, sale, or other distribution may be effected without registration or qualification (under any applicable federal or state law then in effect). Each Warrant thus transferred shall bear the same legends appearing on this Warrant.

     10) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Alabama applicable to contracts between Alabama residents entered into and to be performed entirely within the State of Alabama. Venue for any and all actions or disputes arising out of this Agreement shall be the State of Alabama.

     11) Amendments. Certain terms of this Warrant may be amended with mutual agreement and written consent of the Corporation and the Holder.

     12) Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party in the Corporation's records, or at such other address as such party may designate by ten (10) days advance written notice to the other parties.

     13) Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which such party may ben entitled.

     14) Repurchase Right. The Holder hereby grants the Corporation the right to repurchase (the "Repurchase Right") exercisable at any time during the Exercise Period at five (5) cents per share (the "Repurchase Right"), any Warrant Shares not exercised and not purchased by Holder ("Repurchase Shares") on or before the Repurchase Date (defined below).

     a) Exercise of the Repurchase Right. The Repurchase Right shall be exercisable by written notice ("Repurchase Notice") delivered by the Corporation to the Holder prior to the expiration of the Exercise Period. The Repurchase Notice shall indicate the number of Repurchased Shares to be repurchased by the Corporation and the date ("Repurchase Date") on which the repurchase is to be effected, such date to be not less than thirty (30) days after the date of the Repurchase Notice. On the Repurchase Date, Holder shall deliver and surrender the Warrant to the Company, and the Company shall, concurrently with the receipt of the Warrant, pay to Holder in cash or cash equivalents, an amount equal to the Repurchase Price for the Repurchased Shares which are to be repurchased by the Company.

     b)  Purchaser's Right to Exercise Warrant Prior to
Repurchase Date. Notwithstanding delivery of the Repurchase
Notice by the Company to Holder, at any time prior to the Repurchase Date, Holder may exercise the Warrant with respect to all unexercised Warrant Shares in accordance with paragraph 3 above.

     c) Adjustments. In the event of any adjustment ("Adjustment") pursuant to paragraph 7 above, appropriate adjustment(s) to reflect the Adjustment shall be made to the number of Warrant Shares subject to the Repurchase Right and to the Repurchase Price to be paid by the Corporation upon the exercise of the Repurchase Right in order to reflect the effect of any such Adjustment.

                    FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto -------- the warrants evidenced by the within Warrant Certificates, and appoints ------------ to transfer said Warrant Certificate and Warrants on the books of ------------ with the full power of substitution in the premises.

Warrant Holder:
Date:
Signature Guaranteed:
Date:

                                    FORM OF EXERCISE

The undersigned hereby elects to purchase ------------ shares of Common Stock of Advanced Wireless Systems, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

Issue stock certificate to:

Issue certificate for unexercised Warrants to:

Warrant Holder:
Date:

Signature Guaranteed:
Date: